Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated December 22, 2025, related to the consolidated financial statements of Collab Z Inc. as of September 30, 2025 and 2024, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

February 27, 2026